CERTIFICATE OF DESIGNATIONS OF
                         POWERS, PREFERENCES AND RIGHTS
                                       OF
                            SERIES B PREFERRED STOCK
                                       OF
                                 OPTICNET, INC.


                       (Pursuant to Section 151(g) of the
                        Delaware General Corporation Law)

         The undersigned officers of OpticNet, Inc., a Delaware corporation (the "Corporation"), hereby certify that the following resolution was duly adopted at a meeting of the Board of Directors of the Corporation:

         "RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of the Amended and Restated Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), there is hereby created, out of the 20,000,000 authorized and unissued shares of the Preferred Stock of the Corporation, par value $0.0001 per share (the "Preferred Stock"), as provided for in Article IV, Sections 3 and 4 of the Certificate of Incorporation, the Series B Preferred Stock of the Corporation consisting of 18,146,420 shares, which series shall have the following powers, designations, preferences and relative, participating, optional and other rights, and the following qualifications, limitations and restrictions:

Section 1. Designation of Amount. The shares of Preferred Stock created hereby shall be designated the "Series B Preferred Stock" (the "Series B Preferred Stock") and the authorized number of shares constituting such series shall be 18,146,420. The original issuance price of the Series B Preferred Stock shall be $.10 per share. (the "Original Issuance Price").

Section 2.  Dividends.

       (a) Amount of Annual Dividends. Each holder of shares of Series B Preferred Stock will be entitled to receive dividends on each such share (the "Series B Dividend"), at the rate of 6.0% per annum computed on the Original Issuance Price (the "Dividend Rate"), if, as and when declared by the Board of Directors of the Corporation, out of funds legally available for the payment of dividends. The Series B Dividend shall commence accruing January 1, 2003, and the first annual dividend shall be payable on January 1, 2004. Dividends thereafter shall be payable annually on January 1st each year (a "Dividend Payment Date") and shall end on and include the day immediately preceding such date ("Annual Dividend Period"). Each such dividend shall be payable to the holder or holders of record of the Series B Preferred Stock as they shall appear on the stock register of the Corporation as of a record date fixed by the Board of Directors of the Corporation (or any committee thereof) for determining holders entitled to receive the Series B Dividend as of the Dividend Payment Date, any such record date not to exceed 60 days nor less than ten days preceding such Dividend Payment Date.

       If , on any Dividend Payment Date, the holders of the Series B Preferred Stock shall not have received the full dividends provided for in this Section 2(a) in cash, then such dividends shall cumulate, whether or not declared, with an additional dividend payable thereon at the Dividend Rate for each succeeding Annual Dividend Period or portion thereof during which such dividends shall remain unpaid. No right accrues to a holder of Series B Preferred Stock by reason of the fact that dividends on such shares are not declared or paid in any prior period except for the right to have such dividends cumulate as provided in the immediately preceding sentence.

       (b) Accrual of Dividends. The amount of any dividends accrued on any share of the Series B Preferred Stock on any Dividend Payment Date shall be deemed to be the amount of any unpaid dividends accumulated thereon, to and including such Dividend Payment Date, whether or not declared. The amount of dividends accrued on any share of the Series B Preferred Stock on any date other than a Dividend Payment Date shall be deemed to be the sum of (i) the amount of any unpaid dividends accumulated thereon, determined as of the last preceding Dividend Payment Date, plus (ii) an amount determined by multiplying (A) the Original Issuance Price by (B) the result (the "Multiplier") of multiplying the Dividend Rate by a fraction, the numerator of which shall be the number of days from the last preceding Dividend Payment Date, from and including the date on which such calculation is made, and the denominator of which shall be 365, plus
(iii) an amount determined by multiplying the amount set forth in clause (i) above by the Multiplier.

       (c) Priority of Dividend Payment. No dividend shall be paid or declared on any share of Common Stock or any shares of any series of Preferred Stock of the Corporation, unless all dividends owing to such date on the Series B
Preferred Stock shall be simultaneously declared and paid as set forth in paragraph (a) above on each share of Series B Preferred Stock. For purposes hereof, the term "dividends" shall include any pro rata distribution by the Corporation of cash, property, securities (including, but not limited to, rights, warrants or options) or other property or assets to the holders of the Common Stock or Preferred Stock, including any repurchase, redemption or other acquisition for value of any shares of the Common Stock or Preferred Stock by the Corporation, other than (ii) a distribution upon a Liquidation of the Corporation in accordance with Section 4 hereof; (iii) acquisitions of Common Stock by the Corporation pursuant to agreements which permit the Corporation to repurchase such shares upon termination of services to the Corporation or otherwise; (iii) the conversion of any shares of nonvoting common stock or Series A Preferred Stock into shares of the Corporation's voting common stock and (iv) the repurchase of any outstanding securities of the Corporation approved by the Corporation's Board of Directors.

         In the event any dividends are declared or paid or any other distribution is made on or with respect to the Common Stock or any series of Preferred Stock, the holder or holders of the Series B Preferred Stock as of the record date established by the Board of Directors for such dividend or distribution on the Common Stock or any series of Preferred Stock shall be entitled to receive, in addition to all Series B Dividends owing to such date as provided above, such dividend per share in the form of cash or other property equal to the value per share (and in the same form) of the dividend or distribution per share that the Common Stock or series of Preferred Stock shall receive, such dividends to be payable on the same payment date established by the Board of Directors for the payment of such dividend or distribution on the Common Stock or series of Preferred Stock; provided, however, that if the Corporation declares or pays a dividend or makes a distribution on the Common Stock or any series of Preferred Stock consisting in whole or in part of voting securities, then no such dividend shall be payable in respect of the Series B Preferred Stock on account of the portion of such dividend or distribution on the Common Stock or any series of Preferred Stock payable in voting securities. The record date for any permissable dividends shall be the record date for the applicable dividend or distribution on the Common Stock or series of Preferred Stock, and any such dividends shall be payable to the person or persons in whose name the Series B Preferred Stock is registered at the close of business on the applicable record date.

Section 3.   Voting Rights.

       (a) Except as otherwise required by law, the holder or holders of outstanding shares of the Series B Preferred Stock shall not be entitled to vote their shares on any matter which the holders of the Corporation's capital stock shall otherwise be entitled to vote their shares; provided, however, that the holder or holders of the Series B Preferred Stock will be entitled to notice of all stockholders' meetings or any action taken by the stockholders by written consent at the same time and in the same manner as notice is given to the stockholders entitled to vote at such meeting or pursuant to such written consent.

       (b) To the extent that under the Delaware General Corporate Law ("DGCL") the vote of the holder or holders of the Series B Preferred Stock, voting separately as a class or series, as applicable, is required to authorize a given action of the Corporation, the affirmative vote or written consent of the holder or holders of at least a majority of the shares of the Series B Preferred Stock (except as otherwise may be required under the DGCL) shall constitute the approval of such action by the class.

Section 4. Liquidation Preference. In the event of a Liquidation of the Corporation (as defined below), whether voluntary or involuntary, the holder or holders of the Series B Preferred Stock then outstanding shall be entitled to receive out of the assets of the Corporation legally available on such date for distribution, or out of such other consideration to be received by the stockholders of the Corporation, an amount in value (whether cash or other form) equal to the Original Issuance Price plus all accrued and unpaid Series B Dividends as of such date, calculated pursuant to Sections 2(a) and 2(b) (the "Liquidation Preference"). Such Liquidation Preference payment shall be made prior to and in preference to any payment made or any assets distributed to the holders of any class or series of the Common Stock or other series of Preferred Stock of the Corporation. Following payment to the holder or holders of the Series B Preferred Stock of the full Liquidation Preference, the remaining assets (if any) of the Corporation available for distribution to stockholders of the Corporation shall be distributed in accordance with Article IV, Sections 5(c)(1) and 5(c)(2) of the Certificate of Incorporation. For purposes of this
Section 4, the term "Liquidation" shall include any dissolution or winding up of the Corporation, and shall include those events set forth in Article IV, Section
(c)(3) of the Certificate of Incorporation.

Section 5.  Redemption.

       (a) Redemption Option for Corporation. The Series B Preferred Stock may be redeemed at the option of the Corporation out of funds legally available therefor, as a whole at any time or in part from time to time, at the Liquidation Preference.

       (b) Redemption Date and Notice. Notice of any redemption of shares of Series B Preferred Stock ("Redemption Notice") shall be delivered in writing by means of first class mail, postage paid, addressed to the holder or holders of record of the shares of Series B Preferred Stock to be redeemed, or delivered to the holder or holders in person, not more than 30 days prior to the date fixed for such redemption (the "Redemption Date"). Such Redemption Notice shall specify (i) the Redemption Date, (ii) the place for payment and for delivering the stock certificate(s) and transfer instrument(s) to collect the Redemption Price and (iii) the number of shares of Series B Preferred Stock to be redeemed. A holder or holders of the Series B Preferred Stock may waive the requirement of such Redemption Notice at the holder's option. On the Redemption Date, the holder or holders of any shares of Series B Preferred Stock to be so redeemed shall cause to be delivered to the Corporation the certificate(s) representing the shares of Series B Preferred Stock to be redeemed.

(c) Rights Following Redemption. As of any Redemption Date, the Corporation shall deliver payment (by cash, check or cancellation of indebtedness owing to the holder or holders of the Series B Preferred Stock) for the shares specified in the Redemption Notice to be redeemed at the place specified in the Redemption Notice. From and after the Redemption Date the shares so redeemed shall be deemed to be no longer outstanding, and the holder or holders thereof shall cease to be a stockholder or stockholders of the Corporation with respect to such shares and shall have no rights with respect thereto. If any certificate for shares to be redeemed shall be lost, mutilated or destroyed, then the holder thereof may tender to the Corporation an affidavit to such effect together with an indemnity undertaking satisfactory to the Corporation, which tender shall be deemed a tender of the certificate so lost, mutilated or destroyed for all purposes of this Section 5.

       IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be executed by its duly authorized officers, this 8th day of November, 2002.



                                         By:   /s/ Gary D. Wrench
                                               ---------------------------------
                                                Name: Gary D. Wrench
                                                Title:   Chief Financial Officer


                                         Attested:


                                         By:    /s/ Robert R. Corr
                                                --------------------------------
                                                Name:  Robert R. Corr
                                                Title:    Secretary